UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 19, 2010
TRICO MARINE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33402	72-1252405
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		No.)
10001 Woodloch Forest Drive,
The Woodlands, Texas 77380
(Address of principal executive offices) (Zip Code)
(281) 203-5700
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On August 19, 2010, Trico Marine Services, Inc. (the “Company”) received notice from The NASDAQ Listing Qualifications Staff that the Company has not maintained a minimum of $10.0 million in stockholders’ equity for continued listing on the Nasdaq Global Market pursuant to Rule 5450(b)(1)(A) of The NASDAQ Stock Market (the “NASDAQ”). The notice states that, under the NASDAQ’s rules, the Company has 45 calendar days to submit a plan to regain compliance. If the plan is accepted, the NASDAQ can grant the Company an extension of up to 180 calendar days from the date of the notice to regain compliance. Alternatively, the notice states that the Company may consider applying to transfer the Company’s securities to The Nasdaq Capital Market.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed, on August 6, 2010, the Company’s Board of Directors appointed D. Michael Wallace as interim Chief Operating Officer of the Company. On August 19, 2010, the Company and Mr. Wallace entered into the First Amendment to the Second Amended and Restated Employment Agreement (the “Employment Agreement Amendment”) in connection with Mr. Wallace’s appointment as the Company’s interim Chief Operating Officer. Pursuant to the Employment Agreement Amendment, Mr. Wallace’s annual base salary has been set at $300,000.
The foregoing description about the Employment Agreement Amendment is qualified in its entirety by reference to the agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	First Amendment to the Second Amended and Restated Employment Agreement between the Company and D. Michael Wallace, dated as of August 19, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRICO MARINE SERVICES, INC. (Registrant)
Dated: August 25, 2010	By:	/s/ Brett Cenkus
Brett Cenkus
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment to the Second Amended and Restated Employment Agreement between the Company and D. Michael Wallace, dated as of August 19, 2010